Exhibit 99.1

JetPay® Corporation Announces Third Quarter Financial Results

Company Achieves a 47.5% Increase in Quarterly Revenues, Including a 67% Increase in the Payment Processing Segment

Center Valley, PA – November 14, 2016 – JetPay Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the third quarter and nine months ended September 30, 2016.

Financial Highlights

•	Revenues increased 47.5%, or $4.9 million, to $15.2 million for the quarter ended September 30, 2016 as compared to $10.3 million for the same period in 2015, and up 23.2% to $39.1 million for the nine months ended September 30, 2016 as compared to $31.7 million for the same period in 2015.

•	Revenues within the Payment Processing Segment increased 67.0%, or $4.7 million, to $11.8 million in the third quarter of 2016 from the same period in 2015, and $6.4 million, or 29.5%, to $28.0 million in the first nine months of 2016 as compared to the first nine months of 2015.

•	Revenues within the HR and Payroll Segment increased 4.9%, or $159,000, to $3.4 million for the third quarter of 2016, up from $3.2 million for the same period in 2015, and up $967,000 or 9.6%, to $11.0 million for the first nine months of 2016 as compared to the same period in 2015, primarily resulting from the new human capital management products and services, including the Affordable Care Act services.

•	Gross profit increased 30.2% to $5.0 million, or 33.0% of revenues, for the quarter ended September 30, 2016, up from $3.9 million for the same period in 2015, and up 7.1% to $13.2 million, or 33.7% of revenues, for the nine months ended September 30, 2016, up from $12.3 million for the same period in 2015.

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $520,000 and $856,000 for the third quarter of 2016 and 2015, respectively, and $(5.1) million and $2.7 million for the nine months ended September 30, 2016 and 2015, respectively. EBITDA, adjusted for non-recurring and non-cash items, (“adjusted EBITDA”) - (see Non-GAAP Financial Measures definition and reconciliation of operating income to EBITDA and adjusted EBITDA below), was $909,000, or 6.0% of revenues, in the third quarter of 2016, as compared to $1.0 million, or 9.8% of revenues, in the same period in 2015. Adjusted EBITDA was $2.6 million, or 6.6% of revenues, for the nine months ended September 30, 2016, as compared to $3.5 million, or 10.9% of revenues, for the same period in 2015. The decrease in adjusted EBITDA in 2016 versus 2015 was directly related to the Company’s continued investment in sales and technology personnel and a change in the mix of revenues within the Payment Processing Segment in the current year.

•	The ratio of total debt to total capitalization, which consists of total debt of $24.3 million and convertible preferred stock, common stock, subject to possible redemption, and stockholders’ equity totaling $57.2 million, was 29.8% at September 30, 2016, an increase from 23.3% at December 31, 2015 due to the settlement of litigation with Merrick Bank Corporation in July 2016.

Recent News Highlights

•	Payments industry veteran, Larry Stone, made a $19.6 million investment in JetPay through a combination of debt and equity and joined the Company’s Board of Directors. The debt investment of $9.5 million is in the form of a senior secured loan at JetPay’s HR & Payroll Services subsidiary. The equity investment of $10.1 million is in shares of previously authorized convertible preferred stock alongside JetPay’s existing investor, Flexpoint Ford, a Chicago-based private equity firm. The proceeds from the investment were used to repay existing debt and provide working capital to support JetPay’s growth strategy.

•	Michael Collester was appointed Chief Operating Officer (“COO”). Prior to being named COO, he served as the President of JetPay’s Langhorne, PA location, and brings more than 25 years of executive experience in the strategic partner and merchant services space. Mr. Collester formed ACI Merchant Systems, LLC, which was acquired by JetPay in November 2014 and currently focuses on financial institution and other strategic partnerships.

•	Named Gene M. Valentino as Chief Strategy Officer for our Payment Processing Segment. Mr. Valentino was Founder and CEO of JetPay’s most recent acquisition, CollectorSolutions, Inc. (“CSI”). The addition of CSI added both significant expertise and depth in the fast-growing government, utilities, and non-profit channels to the JetPay portfolio.

“The third quarter continued JetPay’s sequential growth pattern, positioning JetPay to meet or exceed 2015’s revenue growth of 29.5%,” stated Diane (Vogt) Faro, CEO of JetPay Corporation. “We believe the addition of CSI, along with our underlying organic growth, will position JetPay for another strong growth year in 2017. We are also thrilled to welcome Larry Stone to our Board of Directors. In addition to the significant infusion of working capital from his recent investment in the Company, which reduced our debt and secured the resources necessary to execute on our growth strategy, we are already leveraging his industry knowledge and expertise to help JetPay realize its potential. ”

“Finally, we also made several key moves to position JetPay for future long-term growth,” continued Ms. Faro. “The long-standing dispute with Merrick Bank was settled, which allows us to focus our energy on the future. We also made several key executive appointments, including naming Michael Collester as Chief Operating Officer of JetPay and Gene Valentino as Chief Strategy Officer of our Payment Processing Segment. While we continue to actively recruit for key positions, we believe we have the right core team in place to make effective strategic decisions as we integrate our Payment Processing and HR and Payroll Services segments. This includes expanding in new payment verticals, as well as focusing on human capital management initiatives and cross selling efforts within our customer base.”

Financial Results, Third Quarter 2016 Compared to Third Quarter 2015

Revenues were $15.2 million for the three months ended September 30, 2016, as compared to $10.3 million for the same period in 2015, an increase of $4.9 million, or 47.5%. Revenues for the Payment Processing Segment increased $4.7 million, or 67.0%, for the three months ended September 30, 2016 as compared to the same period in 2015. This increase was largely related to our acquisition of CSI on June 2, 2016, contributing $4.6 million of revenues in the period. Revenues for the HR and Payroll Segment increased $159,000, or 4.9%, for the three months ended September 30, 2016 as compared to the same period in 2015. This increase was attributable to the sale of new human capital management products and services, including the Affordable Care Act services.

Operating loss for the three months ended September 30, 2016 was $(922,000), compared to $(34,000) for the same period in 2015. Operating loss is after subtracting depreciation and amortization expense of $1.04 million and $891,000 for the three months ended September 30, 2016 and 2015, respectively. The increase in operating loss was attributable to an increase in selling, general, and administrative (“SG&A”) expenses of $1.5 million and a $404,000 unfavorable non-cash charge for the change in fair value of contingent consideration liability, both partially offset by an increase in gross profit of $1.2 million. SG&A expenses in the third quarter of 2016 were affected by our acquisition of CSI and the significant investment in sales and technology personnel in 2015, as well as the first nine months of 2016.

Net loss for the three months ended September 30, 2016 was $(1.3) million, or a net loss applicable to common stockholders of $(2.9) million after accretion of convertible preferred stock of $1.6 million, a loss of $(0.16) per share of common stock, compared to a net loss of approximately $(384,000), or a net loss applicable to common stockholders of $(1.7) million after accretion of convertible preferred stock of $1.3 million, a loss of $(0.12) per share of common stock for the three months ended September 30, 2015. The increase in net loss was primarily related to the items contributing to operating loss described above and an increase in interest expense.

Financial Results, First Nine Months of 2016 Compared to First Nine Months of 2015

Revenues were $39.1 million for the nine months ended September 30, 2016, as compared to $31.7 million for the same period in 2015, an increase of $7.4 million, or 23.2%. Revenues for the Payment Processing Segment increased $6.4 million, or 29.5%, for the nine months ended September 30, 2016 compared to the same period in 2015. The increase was primarily related to our acquisition of CSI on June 2, 2016, contributing $6.2 million of revenues in the period. Revenues for the HR and Payroll Segment increased $967,000, or 9.6%, for the nine months ended September 30, 2016 as compared to the same period in 2015. This increase was attributable to the sale of new human capital management products and services, including the Affordable Care Act services.

Operating (loss) income for the nine months ended September 30, 2016 was $(8.2) million, compared to $28,000 for the same period in 2015. Operating (loss) income is after subtracting depreciation and amortization expense of $2.9 million and $2.7 million for the nine months ended September 30, 2016 and 2015, respectively. The decrease in operating income was attributable to the Merrick settlement loss of $6.1 million, an increase in selling, general, and administrative (“SG&A”) expenses of $2.5 million and a $198,000 increase in the unfavorable non-cash charge for the change in fair value of contingent consideration liability, all partially offset by an increase in gross profit of $878,000. SG&A expenses in the first nine months of 2016 were affected by our acquisition of CSI and the significant investment in sales and technology personnel in 2015 as well as the first nine months of 2016.

Net loss for the nine months ended September 30, 2016 was $(7.9) million, or a net loss applicable to common stockholders of $(12.3) million after accretion of convertible preferred stock of $4.4 million, a loss of $(0.78) per share of common stock, compared to a net loss of approximately $(999,000), or a net loss applicable to common stockholders of $(4.8) million after accretion of convertible preferred stock of $3.8 million, a loss of $(0.34) per share of common stock for the nine months ended September 30, 2015. The increase in net loss was primarily related to the Merrick settlement loss of $6.1 million, the other items contributing to operating (loss) income described above, and an increase in interest expense.

Conference Call

JetPay will conduct a conference call on Monday, November 21, 2016 at 9:00 AM ET (6:00 AM PT) to discuss the financial results and conduct a question and answer session. The participant conference call number is (855) 793-3263 (International Dial-In (631) 485-4960), conference ID: 19278205. There will also be access to a digital recording of the teleconference by calling (855) 859-2056 and entering the conference ID: 19278205. This will be available from two hours following the teleconference until Monday, November 28, 2016.

About JetPay Corporation

JetPay Corporation, based in Center Valley, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation (Unaudited)

(000’s omitted)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Operating (loss) income	$(922)	$(34)	$(8,203)	$28
Change in fair value of contingent consideration liability	404	(1)	234	36
Amortization of intangibles	865	768	2,377	2,303
Depreciation	173	123	540	347

EBITDA	$520	$856	$(5,052)	$2,714

Professional fees for non-repetitive matters	269	92	1,153	541
Legal settlement costs	(20)	-	6,120	8
Non-cash stock option costs	138	61	314	203
Non-cash loss on disposal of asset	2	-	32	-

Adjusted EBITDA	$909	$1,009	$2,567	$3,466

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2015 and the Company’s subsequent Quarterly Reports on Forms 10-Q.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements  to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(610) 797-9500	(610) 797-9500
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Processing revenues	$15,214	$10,308	$39,069	$31,718
Cost of processing revenues	10,199	6,456	25,905	19,432

Gross profit	5,015	3,852	13,164	12,286

Selling, general and administrative expenses	4,515	2,996	12,096	9,572
Settlement of legal matter	(20)	-	6,120	-
Change in fair value of contingent consideration liability	404	(1)	234	36
Amortization of intangibles	865	768	2,377	2,303
Depreciation	173	123	540	347

Operating (loss) income	(922)	(34)	(8,203)	28

Other expenses (income)
Interest expenses	301	210	812	613
Amortization of deferred financing costs, debt discounts and conversion options	24	98	280	274
Other income	(3)	-	(6)	(3)

Loss before income taxes	(1,244)	(342)	(9,289)	(856)

Income tax expense (benefit)	96	42	(1,378)	143

Net loss	(1,340)	(384)	(7,911)	(999)
Accretion of convertible preferred stock	(1,557)	(1,316)	(4,424)	(3,781)

Net loss applicable to common stockholders	$(2,897)	$(1,700)	$(12,335)	$(4,780)

Basic and diluted loss per share applicable to common stockholders	$(0.16)	$(0.12)	$(0.78)	$(0.34)

Weighted average shares outstanding:
Basic and diluted	17,682,903	13,892,990	15,850,088	13,875,041

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$5,418	$5,594
Restricted cash	2,101	226
Accounts receivable, less allowance for doubtful accounts	2,568	3,123
Settlement processing assets	24,249	18,460
Prepaid expenses and other current assets	6,216	871
Current assets before funds held for clients	40,552	28,274
Funds held for clients	43,938	48,335
Total current assets	84,490	76,609
Property and equipment, net	2,204	1,979
Goodwill	48,994	41,760
Identifiable intangible assets, net	26,684	23,830
Deferred financing costs, net	71	88
Other assets	384	4,523
Total assets	$162,827	$148,789

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$10,432	$3,411
Accounts payable and accrued expenses	10,807	8,661
Settlement processing liabilities	23,196	17,488
Deferred revenue and other current liabilities	1,421	1,945
Current liabilities before client fund obligations	45,856	31,505
Client fund obligations	43,938	48,335
Total current liabilities	89,794	79,840
Long-term debt and capital lease obligation, net of current portion	13,898	13,286
Deferred income taxes	512	250
Other liabilities	1,427	424
Total liabilities	105,631	93,800

Commitments and Contingencies

Redeemable Convertible Preferred Stock	41,464	34,540

Common Stock, subject to possible redemption	3,520	-

Stockholders’ Equity	12,212	20,449
Total Liabilities and Stockholders’ Equity	$162,827	$148,789